Exhibit 10.22

AGREEMENT FOR PURCHASE AND SALE

OF

IMPROVED REAL PROPERTY

THE RESIDENCE AT WATERSTONE

PIKESVILLE, MARYLAND

February 16, 2012

AGREEMENT FOR PURCHASE AND SALE

OF

IMPROVED REAL PROPERTY

THIS AGREEMENT FOR PURCHASE AND SALE OF IMPROVED REAL PROPERTY is made and entered into as of February 16, 2012 (“Effective Date”), by and between Avalon Village Green Associates, LLC, a Maryland limited liability company (“Seller”), and KBS Legacy Partners Pikesville LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A.      Seller is the record owner of certain improved real property situated as indicated on Exhibit A attached hereto, together with associated tangible and intangible personal property.

B.      Buyer desires to purchase from Seller and Seller desires to sell to Buyer, subject to the terms and conditions contained in this Agreement, the foregoing real property and any and all associated tangible and intangible personal property owned by Seller.

AGREEMENT

NOW, THEREFORE, Buyer and Seller do hereby agree as follows:

ARTICLE I

BASIC DEFINITIONS

Closing Date.    The term “Closing Date” shall mean the date of April 6, 2012. Buyer shall have the right to extend the Closing Date to May 8, 2012 by providing written notice to Seller on or before April 2, 2012 electing to extend the Closing Date to May 8, 2012.

Contract Period.    The term “Contract Period” shall mean the period from the Effective Date of this Agreement through and including the Closing Date.

Deposit.    The term “Deposit” shall have the meaning set forth in Article V below.

Disclosure Statement.    The term “Disclosure Statement” shall consist of the documents, reports and other items identified in Exhibit B to this Agreement, and all information contained or referenced in the documents, reports and other items set forth in Exhibit B.

Inspection Period.    The term “Inspection Period” shall mean the period commencing on the Effective Date and ending at 5:00 p.m. Pacific time on March 19, 2012.

Intangible Property.    The term “Intangible Property” shall mean Seller’s rights and interests in: (a) any and all transferable or assignable permits, building plans and specifications, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, engineering, soils, pest control and other reports relating to the Property, tenant lists, advertising materials, and telephone exchange numbers

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identified with the Property; (b) maintenance, service and other operating contracts, equipment leases and other arrangements or agreements to which Seller is a party affecting the ownership, repair, maintenance, management, leasing or operation of the Property; and (c) all other transferable intangible property, miscellaneous rights, benefits or privileges of any kind or character with respect to the Property. Seller reserves the right to use the names “Waterstone” and “Residences at Waterstone” in connection with other apartment projects it now owns or may hereafter acquire.

Leases.    The term “Leases” shall mean all leases, rental agreements or other agreements (including all amendments or modifications thereto) which entitle any person to the occupancy or use of any portion of the Property.

Official Records.    The term “Official Records” shall mean official recording office of Baltimore County, Maryland.

Personal Property.    The term “Personal Property” shall mean all furniture, furnishings, trade fixtures, building systems and equipment (including, without limitation, HVAC, security and life safety systems) and other tangible personal property owned by Seller that is located at and used in connection with the operation of the Real Property.

Property.    The term “Property” shall mean the Real Property, Seller’s interest in the Leases, the Personal Property, and the Intangible Property.

Real Property.    The term “Real Property” shall mean that certain real property described in Exhibit A attached to this Agreement, including all of Seller’s interest in all buildings, improvements, facilities, fixtures and paving thereon or associated therewith, together with all easements, hereditaments and appurtenances thereto.

Title Company.    The term “Title Company” shall mean Continental Title Group, 1500 Whetstone Way, Suite T-100, Baltimore, Maryland 21230, Attn: James D. Fisher.

ARTICLE II

PURCHASE AND SALE

Section 2.1    Purchase and Sale.    Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, upon all of the terms, covenants and conditions set forth in this Agreement.

Section 2.2    Purchase Price.    The purchase price for the Property (the “Purchase Price”) shall be the sum of Sixty-Five Million and no/100ths Dollars ($65,000,000.00).

Section 2.3    Buyer’s Review and Seller’s Disclaimer.

(a)        Subject to the provisions of subsection 2.3(d) below, from the Effective Date until the earlier of the termination of this Agreement or the Closing Date, Buyer shall be permitted to make a complete review and inspection of the physical, legal, economic and environmental condition of the Property, including, without limitation, all items identified in the

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Disclosure Statement, any leases and contracts affecting the Real Property, books and records maintained by Seller or its agents relating to the Property, boundary and other survey-related issues relating to the Real Property, pest control matters, soil condition, asbestos, PCB, hazardous waste, toxic substance or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, plans and specifications, structural, life safety, HVAC and other building system and engineering characteristics, traffic patterns and all other information pertaining to the Property. Without representation or warranty, Seller shall cooperate in Buyer’s review and provide Buyer with the opportunity to review leases, financial reports, survey and other third party inspection reports and similar non-proprietary or non-confidential materials in Seller’s possession relating to the Property. Buyer shall have until the end of the Inspection Period to deliver written notice to Seller of Buyer’s approval of the Property and election to proceed with the transaction or deliver written notice to Seller of Buyer’s termination of the Agreement. Buyer’s failure to timely make either election shall be deemed to constitute Buyer’s disapproval of the Property and election to terminate the transaction. Buyer acknowledges (i) that Buyer has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Property, and (ii) that Buyer is not relying upon any documents, studies, reports, or other information provided by or made available by Seller, nor upon any representations or warranties, other than those specifically set forth in Section 4.1 below, made by Seller or anyone acting or claiming to act on Seller’s behalf concerning the Property. Buyer further acknowledges that it has not received from Seller any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property management and other advisors. Except for the representations and warranties of Seller expressly set forth in Section 4.1 below, Buyer specifically undertakes and assumes all risks associated with the matters disclosed by Seller on the Disclosure Statement. Subject to the provisions of Section 4.1 of this Agreement, Buyer shall purchase the Property in its “as is” condition on the Closing Date and assumes the risk that adverse physical, environmental, economic or legal conditions may not have been revealed by its investigation.

(b)        Except with respect to any claims arising out of a breach of any representations or warranties of Seller expressly set forth in Section 4.1 below, Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, its agents, affiliates, members, managers, officers, directors, shareholders, employees, attorneys, brokers, successors and assigns from any and all rights, claims, suits, causes of action, liabilities, losses, damages, judgments, fines, costs, expenses and demands at law or in equity, whether known or unknown, direct or indirect, foreseen or unforeseen, which Buyer has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property, including without limitation, with respect to (i) title to the Property, (ii) the physical condition of the Property, or any law or regulation applicable thereto, (iii) the valuation, salability, physical condition or utility of the Property, (iv) the use, maintenance, development, construction, ownership or operation of the Property by Seller or any predecessor-in-interest of Seller, or by any tenant or other occupant of any portion of the Property, (v) the improvements constructed thereon or outside of the Property in connection with the development thereof, or (vi) any and all environmental matters affecting the Property, or any portion thereof, including, but not limited to, the presence of hazardous substances or the violation of any hazardous waste law (including, without limitation, the Comprehensive Environmental Response, Compensation

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and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Toxic Substance Control Act (15 U.S.C. Sections 2601 et seq.), the California Hazardous Waste Control Law (California Health and Safety Code Sections 25100 et. seq.), the Porter-Cologne Water Quality Control Act (California Water Code Sections 13000 et seq.), and the Safe Drinking Water and Toxic Enforcement Act (California Health and Safety Code Section 25249.5 et seq.)), or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters. For the foregoing purposes, Buyer hereby specifically waives the provisions of Section 1542 of the California Civil Code and any similar common or statutory law of California. Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement.

Buyer

The provisions of this Section 2.3(b) shall survive the Closing Date, or the earlier termination of this Agreement.

(c)        Except for Seller’s representations, warranties and covenants expressly set forth in this Agreement, Buyer specifically acknowledges and agrees that Seller is selling and Buyer is purchasing the Property on an “AS IS, WHERE IS, WITH ALL FAULTS” basis as of the Closing Date, and that except for Seller’s representations, warranties and covenants expressly set forth in this Agreement, Buyer is not relying on any representations, warranties or covenants of any kind whatsoever, express or implied, from Seller, its members, managers, officers, directors, shareholders, agents, employees, affiliates, attorneys or brokers, including without limitation, with respect to: (i) the quality, nature, adequacy and physical condition of the Property (including, without limitation, topography, climate, air, water rights, water, gas, electricity, utility services, grading, drainage, sewers, site improvements and infrastructure improvements, access to and improvement and maintenance of public roads and related conditions), (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the investment potential of the Property, the Property’s use, tenantability, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, or any portion thereof, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of hazardous substances or materials in,

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on, under or about the Property or the adjoining or neighboring properties, (viii) the status of entitlements, permits and approvals with respect to the Property, (ix) the condition of title to the Property, (x) the quality of any labor and materials used in any improvements on the Property, (xi) the quality and condition of the improvements constructed on the Property, and (xii) the economics of the operation of the Property. Buyer acknowledges that Buyer has used its independent judgment and has made its own determination as to its decision to purchase the Property. Buyer shall rely upon its own investigation of the physical, environmental, economic and legal condition of the Property (including, without limitation, whether the Property is located in any area which is designated as a dam failure inundation area, earthquake fault zone, seismic hazard zone, high fire severity area or wildland fire area, by any federal, state or local agency). Buyer undertakes and assumes the risks associated with all matters pertaining to the location of the Property being in any area designated as a special flood hazard area, dam failure inundation area, earthquake fault zone, seismic hazard zone, high fire severity area or wildland fire area, by any federal, state or local agency. The provisions of this Section 2.3(c) shall survive the Closing Date, or the earlier termination of this Agreement

(d)        Buyer’s exercise of the rights of review and inspection set forth in subsection (a) shall be subject to the following limitations: (i) any entry onto the Real Property by Buyer, its agents or representatives, shall be during normal business hours, following reasonable prior notice to Seller and delivery to Seller of satisfactory evidence of Buyer’s general liability insurance (in the amount of at least Two Million Dollars ($2,000,000) per occurrence, Two Million Dollars ($2,000,000) aggregate, and with Seller named as an additional insured), and, at Seller’s discretion, accompanied by a representative of Seller; (ii) Buyer shall not conduct any drilling, test borings or other disturbance of the Real Property for review of soils, compaction, environmental, structural or other conditions without Seller’s prior written consent; (iii) any discussions or interviews with any tenants of the Real Property or their personnel shall be conducted in the presence of Seller or its representatives; (iv) Buyer shall exercise reasonable diligence not to disturb the use or occupancy of any occupant of the Property; and (v) Buyer shall indemnify, defend and hold Seller and its partners, members, managers, affiliates, officers, directors, shareholders and agents harmless from all liability, claims, causes of action, damage, loss, cost, and expense resulting from any entry or inspections performed by Buyer, its agents or representatives, which obligations of Buyer shall survive Closing or termination of this Agreement pursuant to its terms. Upon Seller’s request, Buyer shall deliver to Seller copies of any studies which Buyer obtains about the Property without representation or warranty. Notwithstanding the foregoing, Buyer’s indemnification and defense obligations shall not apply to any conditions or defects in, on, under or about the Real Property which are pre-existing or not caused by Buyer, its contractors, agents or employees, or to any diminution in value resulting from Buyer’s discovery of information regarding the Property.

(e)        Seller shall use its reasonable efforts to deliver to Buyer, or make available to Buyer at the Property, by not later than 5 p.m. Pacific time on February 22, 2012, the documents, reports and other items identified in Exhibit B to this Agreement that are in Seller’s possession. Seller further agrees that Buyer shall have the right to contact Seller’s property manager regarding the Property.

Section 2.4    Permitted Title Exceptions.    Buyer acknowledges that is has received a commitment for title insurance indicating the current state of title to the Real Property (the “Title

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Commitment”). During the Inspection Period, Buyer shall review the Title Commitment, together with all documents and information pertaining to the exceptions to title listed therein. In addition, Seller shall deliver a copy of its existing ALTA survey of the Real Property certified to Seller (the “Survey”). Buyer may elect to update the Survey or obtain a new survey, in either case at its sole cost and expense. Buyer may advise Seller in writing and in reasonable detail, not later than ten (10) days prior to the expiration of the Inspection Period, what exceptions to title, if any, listed in the Title Commitment or disclosed on the Survey are not acceptable to Buyer (the “Title Objections”). Buyer shall not, however, unreasonably express disapproval of any exceptions to title and, prior to notifying Seller of any Title Objections, shall endeavor in good faith to cause Title Company to modify and update the Title Commitment to reflect requested corrections and revisions. Seller shall have five (5) business days after receipt of Buyer’s Title Objections to give Buyer notice that (a) Seller will remove any Title Objections from title (or afford the Title Company necessary information or certifications to permit it to insure over such exceptions) or (b) Seller elects not to cause such exceptions to be removed. Seller’s failure to provide notice to Buyer within such five (5) business day period as to any Title Objection shall be deemed an election by Seller not to remove the Title Objection. If Seller so notifies or is deemed to have notified Buyer that Seller shall not remove any or all of the Title Objections, Buyer shall have until the expiration of the Inspection Period to determine whether (i) to proceed with the purchase, in which case Buyer shall be deemed to have approved of all Title Objections which Seller has not elected in writing to cure, and Buyer shall take the Property subject to such exceptions or (ii) to terminate this Agreement. “Permitted Exceptions” shall include and refer to (1) any and all exceptions to title, excepting solely Title Objections that have been timely identified by Buyer and that Seller has separately notified Buyer in writing pursuant to this Section that Seller is willing to remove; (2) all tenants in possession of the Property; (3) non-delinquent real property taxes and assessments and unpaid installments thereof which are not delinquent; (4) all matters, rights and interests that would be discoverable by an inspection or shown by a survey of the Property; and (5) all title matters caused or created by Buyer. Notwithstanding the foregoing or anything else to the contrary, Seller shall be obligated, regardless of whether Buyer objects to any such item or exception, to remove or cause to be removed on or before Closing, any and all deeds of trust, mechanic’s liens and other similar liens, but only to the extent created by or at the request of Seller (“Mandatory Cure Items”) and the Mandatory Cure Items shall not in any event be Permitted Exceptions.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1    Conditions.

(a)        Notwithstanding anything in this Agreement to the contrary, Buyer’s obligation to purchase the Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

(i)        Buyer’s approval of the Property and election to proceed with the transaction, within the Inspection Period, pursuant to Section 2.3 above;

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(ii)        The willingness of Title Company, as agent for Chicago Title Insurance Company, to issue, upon the sole condition of the payment of its regularly scheduled premium, a American Land Title Association extended coverage Owner’s Policy of Title Insurance [2006 Form] (the “Title Policy”), insuring Buyer in the amount of the Purchase Price that title to the Real Property is vested of record in Buyer on the Closing Date subject only to the printed conditions and exceptions of such policy and the Permitted Exceptions; and

(iii)        Seller’s performance or tender of performance of all material obligations under this Agreement and the material truth and accuracy of Seller’s express representations and warranties set forth in Section 4.1 of this Agreement.

(b)        Notwithstanding anything in this Agreement to the contrary, Seller’s obligation to sell the Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

(i)        Buyer’s performance or tender of performance of all material obligations under this Agreement and the material truth and accuracy of Buyer’s express representations and warranties;

(ii)        The satisfaction or Buyer’s written waiver of the conditions set forth in subparagraphs (a)(i) and (ii) above.

Section 3.2    Failure or Waiver of Conditions Precedent.    In the event any of the conditions set forth in Section 3.1 are not fulfilled or waived, the party benefited by such condition may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end except for those obligations which survive Closing or termination of this Agreement. Either party may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in Section 3.1(a) and 3.1(b) above. Notwithstanding any contrary provision of this Agreement, Buyer shall be deemed to not have approved of the Property and elected to proceed described in Section 3.1(a)(i) above, and the condition set forth in that clause shall be deemed unsatisfied, unless Buyer delivers to Seller written notice of its approval of the Property and election to proceed with the transaction on or prior to the close of the Inspection Period. In the event this Agreement is terminated as a result of the failure of any condition set forth in Section 3.1(a), Seller shall instruct the Title Company to return the Deposit to Buyer. In any event, Buyer’s consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions.

ARTICLE IV

COVENANTS, WARRANTIES AND REPRESENTATIONS

Section 4.1    Seller’s Warranties and Representations.    Seller hereby makes the following representations and warranties to Buyer as of the date of this Agreement, and as of the Closing Date; provided that each of such representations and warranties shall be deemed to be modified by any contrary or qualifying information contained in any reports, schedules or other

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informational materials delivered or made available to Buyer pursuant to this Agreement or set forth on the Disclosure Statement or materials delivered in connection therewith:

(a)        Seller has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, and all actions of Seller necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement) on behalf of Seller have been taken;

(b)        To Seller’s knowledge, (i) the rent roll attached to this Agreement as Exhibit C is a complete and accurate list of all of the leases and rental agreements presently in effect with respect to the Real Property, and (ii) the copies of the Leases and related correspondence that have been (or will be) made available to Buyer are true and correct in all material respects;

(c)        To Seller’s knowledge, (i) the list of service and equipment contracts attached to this Agreement as Exhibit D is a complete and accurate list of all of the service and equipment contracts presently in effect with respect to the Real Property, (ii) the copies of such contracts that have been (or will be) made available to Buyer are true and correct;

(d)        Except as may be set forth in the Disclosure Statement, to Seller’s knowledge, Seller has received no written notice of any threatened or pending litigation against Seller or affecting the Real Property which would materially and adversely affect the Real Property or Seller’s capacity to perform under this Agreement; and

(e)        Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code;

As used herein, the term “Seller’s knowledge” or words of similar effect shall mean the current actual, subjective knowledge of Robin Batra, Asset Manager for Pacific Property Company, who Seller represents is the individual with the most knowledge about the Real Property, after inquiry of the property manager of the Real Property. Neither Robin Batra nor any party other than Seller shall bear responsibility for any breach of representation set forth in this Section 4.1. To the extent Buyer has actual knowledge prior to the expiration of the Inspection Period that any of Seller’s representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer’s knowledge.

Section 4.2    Seller’s Covenants. Seller hereby covenants and agrees as follows:

(a)        during the Contract Period, Seller shall ensure that the Property is operated and maintained in a manner consistent with current practices and maintain reasonable and customary levels and coverages of insurance and Seller shall not create or acquiesce in the creation of liens or exceptions to title other than the Permitted Exceptions or voluntarily take any action (other than as may be permitted pursuant to subparagraph (b) of this Section 4.2) to render any of the representations or warranties of Seller set forth in Section 4.1 materially incorrect;

(b)        during the Contract Period, Seller will not execute or modify any Leases except in the ordinary course of business; and

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(c)        during the Contract Period, Seller will not modify any Services Contracts except in the ordinary course of business, and shall not enter into any Service Contracts which are not terminable by giving thirty (30) days’ notice or less.

Section 4.3    Buyer’s Warranties and Representations.    Buyer hereby represents and warrants to Seller that (a) Buyer has and as of the Closing Date shall have, full power and lawful authority to enter into and carry out the terms and conditions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, (b) all actions necessary to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement to be executed on behalf of Buyer or its assignee have been taken, (c) Buyer has received no written notice of any threatened or pending litigation which would materially and adversely affect Buyer’s capacity to perform under this Agreement; and (d) that the execution of and entry into this Agreement, the execution and delivery of the documents and instruments to be executed and delivered by Buyer on the Closing Date, and the performance by Buyer of Buyer’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the full consummation of the purchase and sale of the Property as contemplated by and provided for in this Agreement, are, to the best of Buyer’s knowledge, consistent with and not in violation of, and will not create any adverse condition under, any contract, agreement or other instrument to which Buyer is a party, any judicial order or judgment of any nature by which Buyer is bound.

Section 4.4        Limitations.    The parties agree that (a) Seller’s warranties and representations contained in this Agreement and in any document executed by Seller pursuant to this Agreement shall survive Buyer’s purchase of the Property only for a period of six (6) months after the Closing Date (the “Limitation Period”), (b) Seller’s aggregate liability for claims arising out of such representations and warranties shall not exceed Five Hundred Thousand Dollars ($500,000) (“Damages Cap”), and (c) Buyer shall provide actual written notice to Seller of any breach of such warranties or representations and shall allow Seller thirty (30) days within which to cure such breach, or, if such breach cannot reasonably be cured within thirty (30) days, an additional reasonable time period, so long as such cure has been commenced within such thirty (30) days and diligently pursued. If Seller fails to cure such breach after actual written notice and within such cure period, following the Closing, Buyer’s sole remedy shall be an action at law for damages as a consequence thereof, which must be commenced, if at all, within the Limitation Period and shall be subject to the aforementioned cap on damages; provided, however, that if within the Limitation Period Buyer gives Seller written notice of such a breach and Seller commences to cure and thereafter terminates such cure effort, Buyer shall have an additional thirty (30) days from the date of such termination within which to commence an action at law for damages as a consequence of Seller’s failure to cure. The Limitation Period referred to herein shall apply to known as well as unknown breaches of such warranties or representations.

ARTICLE V

DEPOSIT

Section 5.1    Option Payment.    Within one (1) business day following the mutual execution of this Agreement by Buyer and Seller, Buyer shall deliver to Title Company, for deposit into the escrow described in Section 6.1 below, the sum of FIVE HUNDRED

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THOUSAND DOLLARS ($500,000) (the “Option Payment”), which sum is paid as consideration for Buyer’s exclusive right to negotiate the terms of this Agreement. Upon deposit, the Option Payment shall be deemed fully earned by Seller and it shall be nonrefundable to Buyer in all events, except as set forth in Section 5.3 and Section 7.1 of this Agreement. Seller and Buyer agree that the Option Payment has been bargained for as good, sufficient and valid consideration for Seller’s execution and delivery of this Agreement, Buyer’s right to inspect the Property during the Inspection Period and Buyer’s termination rights on or before expiration of the Inspection Period. The Option Payment shall be applicable to the Purchase Price under this Agreement.

Section 5.2    Deposit.    On or prior to the expiration of the Inspection Period, Buyer shall deliver to Title Company, for deposit into the escrow described in Section 6.1 below, the additional sum of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) (the “Deposit”). If Buyer fails to deliver the Deposit to Escrow Holder within three (3) business days following the expiration of the Inspection Period, Seller shall have the right to terminate this Agreement upon five (5) days prior written notice to Buyer, in which event (unless Buyer delivers the Deposit to Escrow Holder within such three (3) business day period ), this Agreement, and the obligations of the parties hereunder, shall terminate (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement). Upon delivery to the Title Company the Deposit shall be non-refundable to Buyer except as expressly set forth otherwise in this Agreement. The Deposit shall be applicable to the Purchase Price under this Agreement. The Deposit, together with all interest accrued thereon in escrow, shall be returned immediately to Buyer in the event (a) of the failure of any of the conditions precedent set forth in Section 3.1(a) above, or (b) Seller shall be unable or fail to perform its obligations under this Agreement resulting in the failure of the Closing to occur. IN THE EVENT CLOSING FAILS TO OCCUR DUE TO A DEFAULT BY BUYER, THE ENTIRE AMOUNT OF THE DEPOSIT, PLUS ACCRUED INTEREST, SHALL BE RELEASED TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER’S DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT PLUS ACCRUED INTEREST IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE AS A RESULT OF BUYER’S DEFAULT, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT. THE DELIVERY OF THE DEPOSIT TO SELLER AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT INSTEAD, IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. BUYER AND SELLER AGREE THAT SELLER’S RIGHT TO RECEIVE AND RETAIN THE DEPOSIT PLUS ACCRUED INTEREST SHALL BE THE SOLE REMEDY OF SELLER AT LAW IN THE EVENT THE CLOSING FAILS TO OCCUR DUE TO A BREACH OF THIS AGREEMENT BY BUYER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 5.2, IF BUYER BRINGS AN ACTION AGAINST SELLER FOR AN ALLEGED BREACH OR DEFAULT BY SELLER OF ITS OBLIGATIONS UNDER THIS AGREEMENT, RECORDS A LIS PENDENS OR OTHERWISE ENJOINS OR RESTRICTS SELLER’S ABILITY TO SELL AND TRANSFER THE PROPERTY OR

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REFUSES TO CONSENT TO OR INSTRUCT RELEASE OF THE DEPOSIT TO SELLER IF REQUIRED BY ESCROW AGENT (EACH A “BUYER’S ACTION”), SELLER SHALL NOT BE RESTRICTED BY THE PROVISIONS OF THIS SECTION 5.2 FROM BRINGING AN ACTION AGAINST BUYER SEEKING EXPUNGEMENT OR RELIEF FROM ANY FILED LIS PENDENS, INJUNCTION OR OTHER RESTRAINT, AND/OR RECOVERING FEES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) WHICH SELLER MAY SUFFER OR INCUR AS A RESULT OF ANY BUYER’S ACTION, AND THE AMOUNT OF ANY SUCH FEES, COSTS AND EXPENSES AWARDED TO SELLER SHALL BE IN ADDITION TO THE LIQUIDATED DAMAGES SET FORTH HEREIN. ADDITIONALLY, NOTHING IN THIS SECTION 5.2 SHALL LIMIT (1) SELLER’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT AS TO ANY INDEMNITIES, RELEASES AND OTHER SIMILAR PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT; AND (2) SELLER’S RIGHT TO RECOVER ATTORNEYS’ FEES AND COSTS INCURRED IN CONNECTION WITH SELLER’S ENFORCEMENT OF THIS AGREEMENT.

ACCEPTED AND AGREED TO:

Seller	Buyer

Section 5.3    Default by Seller. If Seller defaults in its obligation to sell and convey the Property to Buyer pursuant to the terms and conditions of this Agreement, Buyer’s sole and exclusive remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Buyer shall be entitled to the return of the Option Payment and the Deposit; or (b) to bring a suit for specific performance; provided, however, that any suit for specific performance must be brought within thirty (30) days of Seller’s default, Buyer waiving the right to bring suit at any later date. Buyer hereby waives any right it might have to seek damages of any type (whether incidental, actual, consequential or exemplary) relating to Seller’s default in its obligation to sell and convey the Property to Buyer.

ARTICLE VI

ESCROW AND CLOSING

Section 6.1    Escrow Arrangements. An escrow for the purchase and sale contemplated by this Agreement has been opened by Buyer and Seller with Title Company. On or before the Closing Date, Seller and Buyer shall each deliver escrow instructions to Title Company consistent with this Article VI, and the parties shall deposit in escrow the funds and documents described below.

(a)        Seller shall deposit (or cause to be deposited):

(i)        a duly executed and acknowledged grant deed in favor of Buyer from Seller with respect to the Real Property in the form attached to this Agreement as Exhibit E (the “Deed”);

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(ii)        a duly executed bill of sale with respect to the Personal Property in the form attached to this Agreement as Exhibit F (the “Bill of Sale”);

(iii)        a duly executed counterpart of an assignment and assumption of Seller’s interest in the Leases and Intangible Property in the form attached to this Agreement as Exhibit G (the “Assignment of Leases and Intangible Property”);

(iv)        a certificate from Seller certifying the information required by §1445 of the Internal Revenue Code and the regulations issued thereunder to establish that Seller is not a “foreign person” as defined in Internal Revenue Code § 1445(f)(3) (the “FIRPTA Certificate”); and

(v)        any additional documents that may be reasonably required by the Title Company for the consummation of the transaction contemplated by this Agreement.

(b)        Buyer shall deposit:

(i)        immediately available funds in the amount of the Purchase Price, plus sufficient additional cash to pay Buyer’s share of all escrow costs and closing expenses;

(ii)        a duly executed counterpart of the Assignment of Leases and Intangible Property;

(iii)        evidence of existence, organization and authority of Buyer and the authority of the person executing documents on behalf of Buyer reasonably required by the Title Company; and

(iv)        any additional documents that may be reasonably required by the Title Company for the consummation of the transaction contemplated by this Agreement.

Section 6.2        Closing.    Title Company shall close escrow on the Closing Date (the “Closing” or “Close of Escrow”) by:

(a)        recording the Deed;

(b)        causing Title Company to issue the Title Policy to Buyer;

(c)        delivering to Buyer the Bill of Sale, the FIRPTA Certificate and the counterpart Assignment of Leases and Intangible Property executed by Seller, and conformed copies of the Deed;

(d)        delivering to Seller the counterpart Assignment of Leases and Intangible Property executed by Buyer, conformed copies of the Deed, and funds in the amount of the Purchase Price, as adjusted for credits, prorations and closing costs in accordance with this Article VI; and

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(e)        Seller shall deliver possession of the Property to Buyer at the Closing, subject only to the Permitted Exceptions, and shall deliver to Buyer all keys, security codes and other information necessary for Buyer to assume possession.

Section 6.3        Prorations.

(a)        Real estate taxes and assessments constituting a lien and allocable to the payment period that includes the Closing Date, personal property taxes, if any, collected rental income and all other items of income and expense with respect to operations of the Property shall be prorated between Seller and Buyer as of the Closing Date on the basis of the actual number of days in the month and on the basis of the accrual method of accounting. All such items attributable to the period through and including the Closing Date shall be credited to Seller; all such items attributable to the period following the Closing Date shall be credited to Buyer. Buyer shall be credited in escrow with (i) any portion of rental agreement or lease deposits which are refundable to the tenants under the Leases together with interest payable to tenants thereon pursuant to local law, (ii) collected rent prepaid beyond the Closing Date for the portion attributable for beyond the Closing Date. Buyer shall not be entitled to any interest on rental or lease deposits or prepaid rent accrued on or before the Closing Date except for amounts payable to tenants thereon under local law, and (iii) the amount of $1,000 for each apartment unit at the Property that has been vacant for five (5) or more business days as of the Closing Date and is not in Rent-Ready Condition as of the Closing Date. “Rent Ready Condition” shall mean that such apartment unit (1) has been thoroughly cleaned, (2) has been recently painted (if such apartment was in such condition as would in accordance with Seller’s customary practice require painting), (3) has all appliances in good working condition, (4) has floors fully covered with a combination of tile or linoleum and carpeting, all of which shall be in average or better condition, and (5) has blinds and/or drapes, to the extent existing in the unit, on all windows in average or better condition. Seller shall be entitled to recover any refundable deposits or bonds held by any utility, governmental agency or service contractor with respect to the Property. Seller shall also be credited in escrow with any prepaid real estate taxes and assessments allocable to the period after the Closing Date.

(b)        Buyer and Seller shall cooperate to produce prior to the Closing Date a schedule of prorations to be made on and after the Closing Date as complete and accurate as reasonably possible. With respect to taxes or other expenses payable or reimbursable by the tenants of the Property, the amounts prorated between Buyer and Seller shall be the net amounts (if any) not subject to payment or reimbursement by the tenants. All prorations which can be liquidated accurately or reasonably estimated as of the Closing Date shall be made in escrow on the Closing Date. All other prorations, and adjustments to initial estimated prorations, shall be made by the parties with due diligence and cooperation within thirty (30) days following the Closing Date, or such later time as may be required to obtain necessary information for proration, by immediate cash payment to the party yielding a net credit from such prorations from the other party, which obligation of the parties shall survive Closing.

(c)        Buyer shall, consistent with reasonable business judgment, exert commercially reasonable efforts to collect for Seller following the Closing Date all rental income which is delinquent on the Closing Date; provided, however, that Buyer shall not be required to commence legal proceedings to collect such rents. Notwithstanding the foregoing proviso, Seller

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reserves the right to pursue after the Closing any remedy Seller may have against any tenant with respect to such delinquent rents, except the remedy of eviction. Any sums collected on account of rents after the Closing Date shall be successively applied to the payment of (i) rent due and payable in the month in which the closing occurs, (ii) rent due and payable in the months succeeding the month in which the closing occurs, and (iii) rent due and payable in the months preceding the month in which the closing occurs.

(d)        For any apartment units which become vacant during the period that is five (5) business days or less before the Closing Date which are not in Rent Ready Condition on the Closing Date, Buyer, as its sole and absolute remedy, shall be credited in escrow with an amount equal to One Thousand Dollars ($1,000) for each such vacant unit.

Section 6.4    Other Closing Costs.

(a)        At Closing Seller shall pay (i) one-half of all County and State transfer and recordation taxes due on the transfer of the Property, and (ii) all fees and expenses of its legal counsel and other third party consultants engaged by or on behalf of Seller in connection with this transaction.

(b)        At Closing Buyer shall pay (i) the entire premium for the Title Policy (including CLTA and ALTA portions and costs of endorsements), (ii) one-half of all County and State transfer and recordation taxes due on the transfer of the Property (iii) all escrow fees and costs charged by or reimbursable to Title Company, (iv) all lender costs, fees, expenses, endorsements, lender’s policy of title insurance and all other costs associated with any loan; and (v) all fees and expenses of its legal counsel and other third party consultants engaged by or on behalf of Buyer in connection with this transaction.

(c)        Any costs and expenses of closing that are not expressly identified in subparagraph (a) or (b) above shall be allocated between the parties in accordance with prevailing custom in Baltimore County.

Section 6.5    Notice to Tenants; Further Documentation.    Promptly after the close of escrow, Buyer shall provide to each tenant of the Real Property, by personal delivery or certified mail, written notice prepared by the Buyer advising the tenant of the sale of the Real Property by Seller to Buyer, and including any other information required by applicable local law or the tenant’s lease. At or following the close of escrow, Buyer and Seller each shall execute any certificate or other instruments required by law or local custom or otherwise reasonably requested by the other party to effect the transaction contemplated by this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1    Damage, Destruction or Condemnation.

(a)        Buyer shall be bound to purchase the Property for the Purchase Price as required by the terms of this Agreement without regard to the occurrence or effect of any damage to or destruction of the improvements on the Real Property, provided that the occurrence of any

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damage or destruction (i) involves repair costs of less than five percent (5%) of the Purchase Price which are covered by insurance (excepting deductibles), or (ii) if not covered by insurance, involves repair costs of $500,000 or less (either being “Minor Damage”). If Buyer is so bound to purchase notwithstanding the occurrence of the Minor Damage, or Buyer elects to proceed to consummate the transaction contemplated herein notwithstanding any amount of damage or destruction, upon the close of escrow: (A) in the event of damage or destruction covered by insurance, Buyer shall receive a credit against the Purchase Price in the amount (net of collection costs) of the insurance deductible and any insurance proceeds collected and retained by Seller as a result of any such damage or destruction and Seller shall assign to Buyer all rights to such insurance proceeds as shall not have been collected prior to the close of escrow; and (B) in the event of damage or destruction not covered by insurance, Buyer shall receive a credit (not to exceed $500,000) in the amount of the estimated cost to repair the damage. In the event of any damage or destruction of the improvements on the Real Property which is not Minor Damage, Buyer may elect, by delivering written notice to Seller on or before the date that is ten (10) days after the date Buyer is notified of such damage or destruction, to terminate this Agreement and in such event the Option Payment and the Deposit shall be promptly returned to Buyer and this Agreement and the rights and obligations of the parties hereunder shall terminate except as otherwise expressly set forth in this Agreement. If Buyer does not make such election within such ten (10) day period, then Buyer shall be deemed to have elected to (i) not terminate this Agreement, and (ii) proceed to consummate the transaction contemplated herein.

(b)        If, before the Closing, any portion of the Property with a value in excess of $500,000 is taken by eminent domain by any governmental entity, or Seller receives written notice from any governmental authority regarding commencement of condemnation proceedings regarding any portion of the Property with a value in excess of $500,000, then Buyer shall have the option to either (i) terminate this Agreement by delivering written notice to Seller on or before the date that is ten (10) days after the date Buyer is notified of such taking or proceedings, and in such event the Option Payment and the Deposit shall be promptly returned to Buyer and this Agreement and the rights and obligations of the parties hereunder shall terminate except as otherwise expressly set forth in this Agreement, or (ii) proceed to consummate the transaction contemplated herein without any adjustment to the Purchase Price, in which latter case Seller shall assign to Buyer any amounts due from or pay to Buyer any amounts received from any governmental entity as a result of the taking. In the event the portion of the Property which is taken or the subject of proceedings has a value of equal to or less than $500,000, then the transaction shall proceed in accordance with (ii) above. If Buyer does not make such election within such ten (10) day period, then Buyer shall be deemed to have elected to (i) not terminate this Agreement, and (ii) proceed to consummate the transaction contemplated herein.

Section 7.2    Brokerage Commissions and Finder’s Fees.    Each party to this Agreement warrants to the other that no person or entity can properly claim a right to a real estate commission, real estate finder’s fee, real estate acquisition fee or other real estate brokerage-type compensation (collectively, “Real Estate Compensation”) based upon the acts of that party with respect to the transaction contemplated by this Agreement, except as provided at the end of this Section 7.2. Each party hereby agrees to indemnify and defend the other against and to hold the other harmless from any and all loss, cost, liability or expense (including but not limited to attorneys’ fees and returned commissions) resulting from any claim for Real Estate Compensation by any person or entity based upon such acts. Notwithstanding the foregoing,

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Marcus & Millichap Real Estate Investment Services Inc. (“Seller’s Broker”) is acting as Seller’s broker, and if and only if the Close of Escrow occurs, Seller shall be responsible for the Real Estate Compensation payable to Seller’s Broker pursuant to a separate written agreement between Seller and Seller’s Broker. Buyer acknowledges that Seller and Seller’s Broker are affiliated companies.

Section 7.3    Successors and Assigns.  Buyer may not assign any of Buyer’s rights or duties hereunder without the prior written consent of Seller; provided that Buyer may assign this Agreement (a) to an entity affiliated with Buyer which has, in Seller’s reasonable judgment, the financial capacity to perform the obligations of Buyer hereunder, or (b) to an entity directly or indirectly owned and managed by the principals of Buyer, or (c) an entity that is a real estate investment trust (a “REIT”) (or that is wholly owned directly or indirectly by a REIT) for which Buyer or an affiliate of Buyer acts as the investment advisor and/or co-sponsor and/or is a member of the sub-advisor for such REIT. No assignment by Buyer shall relieve Buyer of its obligations under this Agreement. Subject to the limitations on assignment expressed in this Section 7.3, this Agreement shall be binding upon, and inure to the benefit of, Buyer and Seller and their respective successors and assigns.

Section 7.4    Notices.  All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth below. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by telefax or electronic mail, in which case notice shall be deemed delivered upon confirmation of delivery if sent prior to 5:00 p.m. Pacific Time on a business day (otherwise, the next business day), or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. All notices shall be addressed to the party at the address below:

To Seller:	Avalon Village Green Associates, LLC
c/o Pacific Urban Residential
10866 Wilshire Blvd, Suite 740
Los Angeles, California 90024
Attn: Rory Gardner, Managing Director
Fax: (310) 474-8792

with a copy to	Avalon Village Green Associates, LLC
c/o Pacific Urban Residential
777 California Avenue
Palo Alto, California 94304
Attn: General Counsel
Fax: (650) 213-8183

To Buyer:	KBS Legacy Partners Pikesville LLC
c/o Legacy Partners Residential, Inc.
4000 E. Third Avenue, Suite 600
Foster City, CA 94404
Attn: W. Dean Henry/ Guy K. Hays/ Jeffrey K. Byrd

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Telephone: 650-571-2200
Fax: 650-571-2253

with a copy to:	Schultz & Wright, LLP
545 Middlefield Road, Suite 160
Menlo Park, CA 94025
Attn: Anne Keeler Wright, Esq.
Telephone: (650) 462-0900
Fax: (650) 462-0998

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 7.4. The inability to deliver because of a changed address of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

Section 7.5    Time.    Time is of the essence of every provision contained in this Agreement.

Section 7.6    Calculation of Time Periods.    Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday nor legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m., Pacific time.

Section 7.7    Possession.    The rights of possession of the Property (subject to the Leases) shall be delivered to Buyer on the Closing Date.

Section 7.8    Incorporation by Reference.    All of the exhibits attached to this Agreement or referred to herein and all documents in the nature of such exhibits, when executed, are by this reference incorporated in and made a part of this Agreement.

Section 7.9    No Deductions or Off-Sets.    Buyer acknowledges that the Purchase Price to be paid for the Property pursuant to this Agreement is a net amount and shall not be subject to any off-sets or deductions.

Section 7.10    Attorneys’ Fees.    In the event any dispute between Buyer and Seller should result in litigation, the prevailing party shall be reimbursed for all reasonable costs incurred in connection with such litigation, including, without limitation, reasonable attorneys’ fees.

Section 7.11    Construction.    The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

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Section 7.12    Governing Law.    This Agreement shall be construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the State of Maryland.

Section 7.13    Limited Liability.    Buyer agrees that any liability of Seller under any claim brought prior to the Closing Date pursuant to this Agreement or any document or instrument delivered simultaneously or in connection with, or pursuant to this Agreement, shall be limited solely to its interest in the Property, and no other assets of Seller shall be subject to levy or execution (subject in all cases to the limitations set forth elsewhere in this Agreement, including, without limitation, the Damages Cap). With respect to any such claim brought following the Closing, any liability of Seller shall be limited to Seller’s assets and to an amount equal to the net proceeds of the sale of the Property, subject in all cases to the limitations set forth elsewhere in this Agreement, including, without limitation, the Damages Cap. Seller hereby represents and warrants to Buyer that the net proceeds of the sale of the Property will be in excess of $500,000. In no event shall Buyer seek satisfaction for any obligation of Seller from any of Seller’s members, managers or affiliates or from any members, managers, affiliates, shareholders, officers, directors, trustees, beneficiaries, employees, agents, legal representatives, successors or assigns of such members or managers (collectively, the “Seller Parties”), nor shall any of the Seller Parties have any personal liability for any such obligations of Seller; provided that notwithstanding the foregoing, in the event Buyer brings a claim following the Closing pursuant to this Agreement or any document or instrument delivered simultaneously or in connection with, or pursuant to this Agreement and Seller has distributed net proceeds of the sale of the Property to such Seller Parties, such proceeds shall be subject to a claim by Buyer as if such were Seller’s assets, subject in all cases to the limitations set forth elsewhere in this Agreement, including, without limitation, the Damages Cap.

With respect to any claim brought by Seller against Buyer following the Closing Date, any liability of Buyer shall be limited to Buyer’s interest in the Property. After the Closing Date, in no event shall Seller seek satisfaction for any obligation of Buyer from any of Buyer’s members, managers or affiliates or from any members, managers, affiliates, shareholders, officers, directors, trustees, beneficiaries, employees, agents, legal representatives, or successors or assigns of such members or managers, nor shall any such person or entity have any personal liability for any such obligations of Buyer. The terms of this Section 7.13 shall survive the Closing.

Section 7.14    Confidentiality.    Buyer hereby acknowledges and agrees that the existence of this Agreement, the terms and conditions set forth herein, the results of Buyer’s inspections, reviews, or studies, the constituent ownership of Seller, any involvement in this transaction or in Seller’s ownership by principals of Seller, and all other information provided by Seller or developed by Buyer relating to the Property (collectively, the “Private Information”), are to be kept strictly confidential. Accordingly, except as may be required by law or court order, Buyer shall not, without the prior written consent of Seller, release, publish or otherwise distribute (and shall not authorize or permit any other person or entity to release, publish or otherwise distribute) any of the Private Information to any person or entity other than Buyer’s legal and financial advisors, each of whom shall agree to hold such information strictly confidential as if such persons were bound by the provisions of this Section 7.14. Notwithstanding the foregoing, nothing contained herein shall impair Buyer’s (or its permitted assignee’s) right to disclose

18.

information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Buyer or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any Form S-11 Registration Filing) with governmental agencies (including the Securities and Exchange Commission (the “SEC”)) by any REIT holding an interest (direct or indirect) in Buyer or in any permitted assignee of Buyer, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors.

Section 7.15    Counterparts.    This Agreement may be executed in one or more counterparts. All counterparts so executed shall constitute one contract, binding on all parties, even though all parties are not signatory to the same counterpart.

Section 7.16    Tax Deferred Exchange.    Upon the request of either party (the “Requesting Party”) to this Agreement, the other party (the “Non-Requesting Party”) agrees to reasonably cooperate with the Requesting Party in consummating the sale of the Property as part of a simultaneous or non-simultaneous tax-deferred exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, provided that (i) the Non-Requesting Party shall not be required to take title to any property other than the Property, (ii) the Closing Date shall not be delayed or extended thereby; and (iii) this Agreement and the Closing shall not be contingent upon consummating the Exchange. The Requesting Party shall have the right to assign its rights and obligations hereunder to an accommodation entity (the “Intermediary”), which will cause the Closing to occur on the Requesting Party’s behalf. All of the Requesting Party’s liabilities, representations and warranties under this Agreement shall remain those of the Requesting Party and the Non-Requesting Party shall not seek recourse against the Intermediary with respect to such liabilities or for the breach of any such representations or warranties. Performance by an Intermediary in effectuating an exchange will be treated as if such performance were made by the Requesting Party, and the Requesting Party shall remain the primary obligor for the full and timely performance of all obligations of the Requesting Party under this Agreement. In the event of any breach of such representations, warranties, covenants, or other obligations, the Non-Requesting Party shall proceed directly against the Requesting Party. The Non-Requesting Party shall not be required to assume any liabilities as a result of the exchange transaction that are in addition to those which would exist if the transaction were effectuated as a sale by the Requesting Party and not effectuated as an exchange. The Requesting Party hereby agrees to indemnify, defend (with counsel reasonably satisfactory to the Non-Requesting Party) and hold harmless the Non-Requesting Party from and against any and all claims, loss, cost, damage, or expense (including, without limitation, reasonable attorneys’ fees) incurred by the Non-Requesting Party and arising out of or relating to the Non-Requesting Party’s participation in the Exchange.

Section 7.17    Entire Agreement.    This Agreement and the attached exhibits, which are by this reference incorporated herein, and all documents in the nature of such exhibits, when executed, contain the entire understanding of the parties and supersede any and all other written or oral understanding.

[SIGNATURES ON FOLLOWING PAGE]

19.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the day and year first written above.

SELLER:

AVALON VILLAGE GREEN ASSOCIATES, LLC a Maryland limited liability company

By:	PPC Avalon Manager LLC,
a Delaware limited liability company

	By:	Brookpark West, LLC,
a California limited liability company, its sole member

		By:	Pacific Property Company, a
California corporation, its manager

			By:	/s/ Philip Malouf
				Name:	Philip Malouf
				Title:	Assistant Secretary

			By:	/s/ Art Cole
				Name:	Art Cole
				Title:	Chief Financial Officer

BUYER:

KBS LEGACY PARTNERS PIKESVILLE LLC, a
Delaware limited liability company

By:	KBS Legacy Partners Properties LLC,
a Delaware limited liability company, its sole member

	By:	KBS Legacy Partners Limited Partnership, a
Delaware limited partnership, its sole member

		By:	KBS Legacy Partners Apartment REIT, Inc.,
a Maryland corporation, its sole general partner

By:	/s/ Guy K. Hays

Name:	Guy K. Hays

Title:	Senior Vice President

20.

EXHIBIT A

PROPERTY DESCRIPTION

TRACT I:

BEING all that parcel of land known and designated as Parcel L Storm Water

Management Easement 2.428 acres, more or less, as shown on plat entitled, “Plat One Avalon

Village Green” recorded among the Land Records of Baltimore County, Maryland in Plat Book No.

74, page 13.

TRACT II:

BEING all that parcel of land known and designated as Part A Section Four 3.729 acres,

more or less, as shown on plat entitled, “Plat One Avalon Village Green” recorded among the Land

Records of Baltimore County, Maryland in Plat Book No. 74, page 13.

TRACT III:

BEING all that parcel of land known and designated as Section Six 9.406 acres, more or less, as shown on plat entitled, “Plat Two Avalon Village Green” recorded among the Land

Records of Baltimore County, Maryland in Plat Book No. 74, page 14.

TRACT IV:

BEING all that parcel of land known and designated as Parcel M 1.240 acres, more or less, as shown on plat entitled, “Plat Three Avalon Village Green” recorded among the Land

Records of Baltimore County, Maryland in Plat Book No. 74, page 15.

TRACT V:

BEING all that parcel of land known and designated as Parcel J-1 2.180 acres, more or less, as shown on plat entitled, “Amended Plat of a Portion of Avalon East and a Portion of Plat

Three Avalon Village Green” recorded among the Land Records of Baltimore County, Maryland in

Plat Book No. 75, page 12.

TRACT VI:

BEING all that parcel of land known and designated as Section Seven 8.487 acres, more or less, (the Private Open Space is included in the Area of Section) as shown on plat entitled,

“Amended Plat of a Portion of Avalon East and a Portion of Plat Three Avalon Village Green”

recorded among the Land Records of Baltimore County, Maryland in Plat Book No. 75, page 12.

TRACT VII:

BEING all that parcel of land known and designated as Private Open Space 0.860 acres,

more or less, as shown on plat entitled, “Amended Plat of a Portion of Avalon East and a Portion

of Plat Three Avalon Village Green” recorded among the Land Records of Baltimore County,

Maryland in Plat Book No. 75, page 12.

TOGETHER WITH that certain easement appurtenant to the property described above and established in Agreement dated April 4, 2003 and recorded among the Land Records of Baltimore

County, Maryland in Liber No. 17832, folio 646 by and between Avalon Village Green Associates

LLC and Baltimore County, Maryland.

TOGETHER WITH those certain easements appurtenant to the property described above and established in Agreement and Declaration of Covenants and Restrictions dated July 25, 1996 and recorded among the Land Records of Baltimore County, Maryland in Liber No. 11721, folio

703 by and between Avalon Associates L.L.C., the Estate of Morton K. Blaustein, Barbara B.

Hirschhorn and Elizabeth B. Roswell, individually and on behalf of Alto Dale Partnership.

EXHIBIT B

DISCLOSURE STATEMENT

GENERAL MATERIALS:

1.00	FINANCIAL INFORMATION
	☐	1.01	Operating statements for the last three (3) years
	☐	1.02	Current year’s operating budget
	☐	1.03	Financial statements for seller, including balance sheets for the last two (2) years
	☐	1.04	Current year’s leasing and management reports
	☐	1.05	Certified rent roll (current month with lease expiration dates)
	☐	1.06	Other income and rental concessions
	☐	1.07	Current and historical property tax bills and assessments
	☐	1.08	Service agreements and maintenance contracts
	☐	1.09	Brokerage, management, and leasing contracts
	☐	1.10	List of employees with salaries, date of hire and bonus arrangements (if any)
	☐	1.11	Current insurance certificates
	☐	1.12	Schedule of historical and projected capital expenditures
	☐	1.13	Capital leases with payoff balances (if any)
	☐	1.14	Tenant Leases and Tenant Files

2.00	PROPERTY/PHYSICAL INFORMATION
	☐	2.01	Site plans (with dimensions) and unit floor plans
	☐	2.02	Certified building plans and specifications
	☐	2.03	Location maps, aerial and building photographs
	☐	2.04	Environmental reports, applications, or approvals; soils/geotechnical and geological hazard reports and compaction tests
	☐	2.05	Engineering reports, concrete tests, and punch lists; civil engineer’s signed and sealed steel structural report and calculations (if applicable)
	☐	2.06	Material safety data sheets
	☐	2.07	Pest control/termite report (include termite bonds if applicable)
	☐	2.08	Certificate of occupancy (for each building if issued separately) and architect’s certificate of completion
	☐	2.09	Utility compliance: gas, electric, and water/sewer service letters (or copies of current bills)
	☐	2.10	Licenses (business, pool and spa, etc.) and use permits
	☐	2.11	All asbestos, lead-based paint, soils, seismic, geologic, drainage, toxic waste, engineering, environmental and similar type reports and surveys (including, but not limited to, any Phase I or Phase II Environmental Site Assessments)
	☐	2.12	All contracts and agreements affecting the Property, including, without limitation, those pertaining to service, labor, construction, management, maintenance, and brokerage

3.00	TITLE & SURVEY INFORMATION
	☐	3.01	Preliminary title report/title commitment with supporting exception documents

			and legal description
	☐	3.02	Existing as-built A.L.T.A. survey
	☐	3.03	Zoning descriptions/zoning maps
	☐	3.04	Flood maps

4.00	OTHER INFORMATION
	☐	4.01	Most recent appraisal (if available) and independent market research
	☐	4.02	Standard lease and deposit form
	☐	4.03	Itemized inventory of personal property (including cost and acquisition date)
	☐	4.04	Leasing brochures and marketing information
	☐	4.05	Offering package
	☐	4.06	Yardi based resident profile analysis

5:00	INTENTIONALLY OMITTED.

6.00	GENERAL
	☐	6.01

Property operating statements for the most recent full calendar year and for the current year to date, with break out in quarterly intervals. Example: for a property to be purchased 4/15/12,

o       need statements for quarter ended 3/31/11, 6/30/11, 9/30/11, 12/31/11, 3/31/12

o       if not included on quarterly reports, need YTD 12/31/11

	☐	6.02	Trial balance o for most recent full calendar year (12/31/11) o as of the current date
	☐	6.03	General ledger (all activity for designated period, all general ledger accounts) o for most recent full calendar year (2011) o for the current year to date (2012)
	☐	6.04	Bank Statements and Bank Reconciliations o as of prior year end (12/31/11) o 2 months of current year (01/31/12 and 02/28/12)

7.00	REVENUES
	☐	7.01

Access to the following for the most recent full calendar year (e.g. 2011) and for the current year to date (e.g. 2012):

o       Lease files

o       Ledgers for residents occupying units

o       Detailed receivables listing for all delinquent and prepaid

o       Listing of write-offs

o       Access to support for tenant rent payments (i.e. check copies)

o       Schedule of misc revenues (parking, vending, etc.) and related support (agreements, copy of receipts, etc.)

	☐	7.02	Rent roll reflecting beginning & ending term, rental rate & any additional charges provided per terms of lease, for each current resident
	☐	7.03	Year end Rent Rolls for the last five years

Exhibit B

8.00	EXPENSES
	☐	8.01

Access to the following for the most recent full calendar year and for the current year to date:

o       Invoices

o       Check copies

o       Property tax bills

o       Insurance statements

o       Management fee agreement

o       Management fee calculation

o       Agreements with Contractors

o       Utility bills

o       Service contracts

	☐	8.02	Check register for current year (1/1/12 through current date)
	Note: support should cover entire prior and current year - e.g. if insurance policy is from July-June and acquisition date is 4/15/12, include policy for July 2010-June 2011, July 2011-June 2012.

9.00	POST-CLOSING
	☐	9.01	YTD income statement for the current year (to acquisition date)
	☐	9.02	Trial balance as of the date of sale
	☐	9.03	YTD general ledger for the current year (to acquisition date)

Exhibit B

Page 3 of 3.

EXHIBIT C

RENT ROLL

EXHIBIT D

LIST OF SERVICE AND EQUIPMENT CONTRACTS

Vendor Name	Service Provided	Date of Termination

The Brickman Group	Landscape Maintenance	3/31/2012
The Brickman Group	Snow Removal	4/30/2012
Network Multi Family (Now owned by Protection 1)	Security Alarm Services	10/31/2013
Protection 1	Fire Alarm Monitoring	8/18/2014
Copy machine Maintenance /
	Lease by De Lage Financial	9/30/2016
Commonwealth Digital Office Solutions	Services
Conservice Utility Management & Billing	Utility Billing Services	MTM
For Rent	On Line Advertising	MTM
Apartment Guide	On Line Advertising	MTM

EXHIBIT E

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED, made as of this    day of                    in the year two thousand and twelve and effective as of the    day of                    in the year two thousand and twelve, by AVALON VILLAGE GREEN ASSOCIATES, LLC, a Maryland limited liability company (“Grantor”) for KBS LEGACY PARTNERS PIKESVILLE LLC, a Delaware limited liability company (“Grantee”).

WITNESSETH, That in consideration of the sum of Sixty-Five Million and 00/100THS DOLLARS ($65,000,000.00), the actual consideration paid, the receipt whereof is hereby acknowledged, Grantor does hereby grant and convey unto Grantee, its successors and assigns, in fee simple, all those parcels of ground, including improvements thereon, if any, lying and being situate in Baltimore County, State of Maryland, and described as follows, that is to say:

See Exhibit “A”,

attached hereto and made a part hereof.

For Title, see the following:

(a)	Deed dated July 19, 2001 and recorded among the Land Records of Baltimore County, Maryland in Liber No. 15398, folio 575 from Avalon Associates L.L.C.
(b)	Deed dated July 19, 2001 and recorded among the Land Records of Baltimore County, Maryland in Liber No. 15398, folio 579 from Questar Homes of Avalon Court Six, L.L.C.
(c)	Deed dated September 13, 2002 and recorded among the Land Records of Baltimore County, Maryland in Liber No. 17172, folio 463 from Avalon Associates, L.L.C.
(d)	Deed dated December 10, 2002 and recorded among the Land Records of Baltimore County, Maryland in Liber No. 17229, folio 55 from Avalon Associates L.L.C.

TOGETHER WITH the buildings, thereupon; and the rights, alleys, ways, waters, privileges, appurtenances and advantages thereto the same belonging, or in anywise appertaining.

TO HAVE AND TO HOLD the said lot of ground unto the Grantee, its successors and assigns, in fee simple.

AND the said Grantor does hereby covenant that it will warrant specially the property hereby granted; and that it will execute such further assurances of the same as may be requisite.

WITNESS the hand and seal of the herein Grantor.

WITNESS or ATTEST:	AVALON VILLAGE GREEN ASSOCIATES, LLC,
A Maryland limited liability company

	BY:	PPC Avalon Manager LLC,
A Delaware limited liability company
its sole member

		BY:		Brookpark West, LLC
A California limited liability company,
its sole member

			BY:	Pacific Property Company,
A California corporation,
its manager
BY:
NAME:
TITLE:

BY:
NAME:
TITLE:

Notary Acknowledgements on following page(s)

STATE OF                    , CITY/COUNTY of                    , to wit:

I HEREBY CERTIFY, that on this    day of            , 2012 before me, the subscriber, a Notary Public of the State aforesaid, personally appeared                    as the                    of Pacific Property Company, a California corporation and manager of Brookpark West, LLC, a California limited liability company and sole member of PPC Avalon Manager LLC, a Delaware limited liability company and sole member of Avalon Village Green Associates, LLC, a Maryland limited liability company, who acknowledged herself/himself to be authorized so to do, executed the aforegoing instrument for the purpose therein contained, by signing in my presence, by herself/himself as the                    of Pacific Property Company, a California corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

______________________________(SEAL)
Notary Public

My Commission Expires:

STATE OF                    , CITY/COUNTY of                    , to wit:

I HEREBY CERTIFY, that on this    day of            , 2012 before me, the subscriber, a Notary Public of the State aforesaid, personally appeared                    as the                    of Pacific Property Company, a California corporation and manager of Brookpark West, LLC, a California limited liability company and sole member of PPC Avalon Manager LLC, a Delaware limited liability company and sole member of Avalon Village Green Associates, LLC, a Maryland limited liability company, who acknowledged herself/himself to be authorized so to do, executed the aforegoing instrument for the purpose therein contained, by signing in my presence, by herself/himself as the                    of Pacific Property Company, a California corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

______________________________(SEAL)
Notary Public

My Commission Expires:

THIS is to certify that the within instrument has been prepared under the supervision of the undersigned Maryland attorney.

Jerry S. Sopher, Esquire

EXHIBIT A

[Legal description to be inserted]

AFTER RECORDATION, PLEASE RETURN TO:

James D. Fisher

Continental Title Group

1500 Whetstone Way

Suite T-100

Baltimore, Maryland 21230

(410) 332-0820

File No. 2162CTG

2012 MARYLAND FORM	Certification of Exemption from Withholding Upon Disposition of Maryland Real Estate Affidavit of Residence or Principal Resident

Based on the certification below, Transferor claims exemption from tax withholding requirements of Section §10-912 of the Tax-General Article, Annotated Code of Maryland. Section 10-912 provides that certain tax payments must be withheld and paid when a deed or other instrument that effects a change in ownership of real property is presented for recordation. The requirements of §10-912 do not apply when a Transferor provides a certification of Maryland residence or certification that the transferred property is the Transferor’s principal residence.

1. Transferor Information

Name of Transferor

AVALON VILLAGE GREEN ASSOCIATES, LLC

2. Reasons for Exemption
Resident
Status	☐ I,Transferor, am a resident of the State of Maryland.
xx Transferor is a resident entity as defined in Code of Regulations (COMAR) 03.04.12.02B(11), and I am an agent of Transferor, and I have authority to sign this document on Transferor’s behalf.
Principal
Residence	☐ AlthoughI am no longer a resident of the State of Maryland, the Property is my principal residence as defined in IRC 121 and is recorded as such with the State Department of Assessments and Taxation

Under penalty of perjury, I certify that I have examined this declaration and that, to the best of my knowledge, it is true, correct and complete.

3a. Individual Transferors

Name
Witness:
Signature
3b. Entity Transferors
AVALON VILLAGE GREEN ASSOCIATES, LLC

	By:	PPC Avalon Manager LLC,
a Delaware limited liability company

	By:	Brookpark West, LLC,
a California limited liability company,
its sole member
Witness/Attest:
		By:	Pacific Property Company,
a California corporation, its manager

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT F

BILL OF SALE

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby expressly acknowledged,                     , a Maryland limited liability company (“Seller”), hereby assigns, transfers and conveys to                              (“Buyer”), ON AN AS-IS, WHERE-IS, WITH ALL FAULTS BASIS, AND WITHOUT REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, all of Seller’s right, title and interest in and to that certain personal property described in the attached Schedule 1 (the “Personal Property”). The foregoing conveyance is made pursuant to, and is subject to the terms and conditions of, that certain Agreement for Purchase and Sale of Improved Real Property dated as of             , 2012, by and between Seller and Buyer.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of                      , 2012.

SELLER:

                                 , a Maryland limited liability company

By:		,
a California limited liability company, its managing member

	By:	Pacific Property Company,
a California corporation, its managing member

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 1

TO

BILL OF SALE

[Attach list of personal property]

EXHIBIT G

ASSIGNMENT OF LEASES AND INTANGIBLE PROPERTY

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby expressly acknowledged,                     , a Maryland limited liability company (“Assignor”), hereby assigns, transfers and conveys to                      (“Assignee”), all of Assignor’s right, title and interest in and to the Leases described on Exhibit A attached hereto (collectively, the “Leases”), the contracts described on Exhibit B attached hereto (collectively, the “Service Contracts”), and the Intangible Property (as such term is defined in that certain Agreement for Purchase and Sale of Improved Real Property dated         ,     2012 (the “Agreement”), entered into by and between Assignor, as “Seller,” and Assignee, as “Buyer.”)

In accordance with the Agreement, Assignee hereby assumes all obligations of Assignor under the Leases, the Service Contracts and pursuant to the Intangible Property accruing on or after the date of this Assignment (collectively, the “Assigned Obligations”), and Assignee agrees to indemnify and defend Assignor against, to hold Assignor harmless from, and to reimburse Assignor for, any and all loss, cost, liability, demands, claims, damages, causes of action and expense (including attorneys’, fees) arising out of or relating to any and all of the Assigned Obligations as to matters accruing or occurring (or alleged to have accrued or occurred) on or after the date of this Assignment. Assignor agrees to indemnify and defend Assignee against, to hold Assignee harmless from, and to reimburse Assignee for, any and all loss, cost, liability, demands, claims, damages, causes of action and expense (including attorneys’, fees) arising out of or relating to any and all of the Assigned Obligations as to matters accruing or occurring (or alleged to have accrued or occurred) prior to the date of this Assignment.

The foregoing assignment and transfer is made pursuant to, and is subject to the terms and conditions of, that certain Agreement for Purchase and Sale of Improved Real Property dated as of             , 2012, by and between Assignor and Assignee.

[REMAINDER OF PAGE IS INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment of Leases and Intangible Property as of                      , 2012.

ASSIGNOR:

                    , a Maryland limited liability company

By:	PPC	,
a California limited liability company, its managing member

	By:	Pacific Property Company,
a California corporation, its managing member

By:
Name:
Title:

By:
Name:
Title:

ASSIGNEE:

By:

Name:

Title:

2.